Exhibit 10.3

TAX MATTERS AGREEMENT

BY AND BETWEEN

ARGOS INTERMEDIATE HOLDCO I INC.,

PETSMART, INC.

AND

CHEWY, INC.

Dated as of June 13, 2019

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”), dated as of June 13, 2019, is entered into by and between Argos Intermediate Holdco I Inc., a Delaware corporation (“Parent”), PetSmart, Inc., a Delaware corporation (“PetSmart”) and Chewy, Inc., a Delaware corporation (“Chewy”) (each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Chewy Group Members (as defined below) file Income Tax Returns (as defined below) on a consolidated, combined and/or unitary basis for certain federal, state, local and non-U.S. Income Tax (as defined below) purposes;

WHEREAS, PetSmart Group Members (as defined below) file Income Tax Returns on a consolidated, combined and/or unitary basis for certain federal, state, local and non-U.S. Income Tax purposes;

WHEREAS, PetSmart prepares and files, or causes to be prepared and filed, the Income Tax Returns of each PetSmart Group Member and each Chewy Group Member, whether or not such PetSmart Group Member or Chewy Group Member files such Income Tax Return on a consolidated, combined or unitary basis with any Parent Group Member;

WHEREAS, Chewy intends to undertake an initial public offering (the “IPO”);

WHEREAS, in contemplation of the IPO, Parent, PetSmart and Chewy desire to (i) agree upon the method of determining the financial consequences to each Party resulting from the preparation and filing of Tax Returns, (ii) provide for the payment of Tax liabilities associated with Tax Returns and entitlement to refunds thereof, (iii) allocate responsibility for, and cooperation in, the filing and defense of Tax Returns and (iv) provide for certain other matters relating to Taxes.

ARTICLE I

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Accounting Firm” shall mean a recognized independent public accounting firm, mutually agreed upon by the Parties.

“Adjustment” shall mean any final change in the Tax liability of any Person.

“Chewy Group” shall mean, collectively, Chewy and its subsidiaries that are part of any consolidated, combined, or unitary tax group that includes Chewy. With respect to any Taxable Period beginning before the IPO, the Chewy Group shall be determined as if the Chewy Group came into existence on the first day of such Taxable Period.

“Chewy Group Member” shall mean each Entity in the Chewy Group (including, for the avoidance of doubt, any entity that is a “disregarded entity” for U.S. federal income tax purposes).

“Chewy Separate Tax Liability” shall have the meaning provided in Section 2.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.

“Control” shall mean the possession, control or ownership, directly or indirectly, by Parent or one or more of the subsidiaries of Parent or any combination thereof, of more than 50% of the total voting power of shares of capital stock entitled to vote in the election of directors of Chewy.

“Due Date” means, with respect to any Tax Return, and as context requires, either (a) the date any payment would be owed to the applicable Taxing Authority with respect to such Tax Return, or (b) the date a Tax Return must be filed with an applicable Taxing Authority, in each case, taking into account any available extension of time actually requested for the filing of a Tax Return.

“Entity” shall mean a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for U.S. federal tax purposes.

“Final Determination” shall mean the final resolution of any Tax matter, including, but not limited to, a closing agreement with the IRS or other relevant Taxing Authority, a claim for refund which has been allowed, a recovery of an erroneously-granted refund, a deficiency notice with respect to which the period for filing a petition with the United States Tax Court or the relevant foreign, state or local tribunal has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

“Income Tax Return” shall mean any Tax Return filed or required to be filed with any Taxing Authority with respect to Income Taxes.

“Income Taxes” shall mean all Taxes imposed on or measured in whole or in part by income, capital or net worth or a taxable base in the nature of income, capital or net worth, including franchise Taxes based on such factors, and shall include any addition to Tax, additional amount, interest and penalty imposed with respect to such Taxes. For the avoidance of doubt, Income Taxes do not include sales, use, real or personal property, or transfer or similar Taxes.

“IPO Date” shall mean the date Chewy undertakes the IPO.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives and attorneys.

“Parent Consolidated Group” shall mean, collectively, Parent and its subsidiaries that are part of any consolidated, combined, or unitary tax group that includes Parent (including, for the avoidance of doubt, any entity that is a “disregarded entity” for U.S. federal income Tax purposes, any PetSmart Group Member and any Chewy Group Member).

“Parent Group” shall mean the Parent Consolidated Group, but excluding any Chewy Group Member.

“Parent Group Member” shall mean each Entity in the Parent Group.

“Parent Separate Tax Liability” shall have the meaning provided in Section 2.01.

“Person” shall mean an individual or any Entity.

“PetSmart Group Member” shall mean, collectively, PetSmart and its subsidiaries that are part of any consolidated, combined, or unitary tax group that includes PetSmart (including, for the avoidance of doubt, any Entity that is a “disregarded entity” for U.S. federal income Tax purposes), but excluding any Chewy Group Member.

“Refund” shall mean any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Schedule” shall have the meaning provided in Section 2.06.

“Tax” or “Taxes” means any and all U.S. federal, state or local, or non-U.S., income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not.

“Tax Attributes” shall mean net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, excess business interest and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Proceeding” means any audit, assessment, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation, whether administrative or judicial, including proceedings relating to competent authority determinations, in each case, relating to Taxes.

“Tax Return” shall mean any return, report, form, declaration or other information filed or required to be filed with any Taxing Authority with respect to Taxes, including elections, estimates or amendments thereof, and any attachment, exhibit, schedule or supplement thereto.

“Taxable Period” shall mean any taxable year or portion thereof.

“Taxing Authority” shall mean, with respect to any Tax, the government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, that imposes such Tax and the agency (if any) charged with the collection of such Tax, including the IRS.

“Treasury Regulations” shall mean the proposed, final, and temporary income United States Treasury Regulations promulgated by the United States Department of Treasury pursuant to and in respect of the Code. All references to any particular Treasury Regulations shall be interpreted to include any corresponding provisions of succeeding, similar or substitute, final or temporary Treasury Regulations.

ARTICLE II

Section 2.01 Separate Tax Liabilities.

(a) In General. The Chewy Group shall be solely responsible for any Tax of a Chewy Group Member (and any other direct or indirect subsidiary of Chewy) that is not determined on a consolidated, combined, or unitary basis with any Parent Group Member (a “Chewy Separate Tax Liability”). The Parent Group shall be solely responsible for any Tax of a Parent Group Member (and any other direct or indirect subsidiary of Parent, but excluding any Chewy Group Member and any other direct or indirect subsidiary of Chewy) that is not determined on a consolidated, combined, or unitary basis with any Chewy Group Member (a “Parent Separate Tax Liability”).

(b) Indemnification. In the event the Chewy Group is required to pay any Parent Separate Tax Liability, or the Parent Group is required to pay any Chewy Separate Tax Liability, then the Parent Group or the Chewy Group, as the case may be, shall indemnify the Chewy Group or the Parent Group, as the case may be, for such Parent Separate Tax Liability or Chewy Separate Tax Liability and any reasonable costs (including accounting and legal fees) incurred in connection with such liability and payment.

Section 2.02 Allocation of Consolidated Federal Tax Liability and Use of Attributes.

(a) In General. The consolidated U.S. federal income tax liability (if any) of the Parent Consolidated Group, and use of Tax Attributes of the Parent Consolidated Group (if any), shall be determined consistent with the provisions of Section 1552(a)(1) of the Code and Treasury Regulations §§ 1.1502-12, 1.1502-33(d)(3), 1.1502-32(b)(3)(iv)(D), and 1.1552-1(a)(1)(ii) applied as if the Parent Consolidated Group consisted of two members: the Parent Group and the Chewy Group.

(b) Allocation of Consolidated Tax Liability. Each of the Parent Group and the Chewy Group shall be allocated a portion of the consolidated U.S. federal income tax liability (if any) of the Parent Consolidated Group by applying the provisions of Section 1552(a)(1) of the Code, determined utilizing the hypothetical taxable income of the Parent Group and the Chewy Group calculated in accordance with the provisions of Treasury Regulations §§ 1.1502-12 and 1.1552-1(a)(1)(ii). The amount calculated under this Section 2.02(b) is the amount that the Parent Group and the Chewy Group, as the case may be, must contribute to the payment of the Parent Consolidated Group’s consolidated U.S. federal income tax liability, with such payment being made in a manner that is consistent with Section 2.06.

(c) Additional Payment Obligation. Subject to the limitation in Section 2.04, in the event the Parent Group or the Chewy Group, as applicable, has a “separate return tax liability” under Treasury Regulations §§ 1.1502-12 and 1.1552-1(a)(1)(ii) that exceeds its portion of the consolidated income tax liability of the Parent Consolidated Group as determined pursuant to Section 2.02(b), then the Parent Group or the Chewy Group, as applicable, shall pay to the Chewy Group or the Parent Group, as applicable, the amount of such excess, in accordance with Treasury Regulation § 1.1502-32(b)(3)(iv)(D) and in a manner that is consistent with Section 2.06. This Section 2.02(c) is intended to result in compensation for the use of Tax Attributes attributable to the Parent Group or the Chewy Group, as the case may be, in the Taxable Period in which they are utilized.

(d) Treatment of Compensation. For the avoidance of doubt, to the extent any employee compensation (including in the form of equity or any equity-like instrument) is issued by the Parent Group or the Chewy Group, as the case may be, the Parent Group or the Chewy Group, as the case may be, shall be entitled to include any allowable deduction with respect to such employee compensation, without regard to whether the applicable employee is employed by the Parent Group or the Chewy Group; provided, however, that if the Parent Group or the Chewy Group, as the case may be, compensates the Chewy Group or the Parent Group, as the case may be, for the issuance of such employee compensation, then the Parent Group or the Chewy Group, as the case may be, shall be entitled to such deduction.

Section 2.03 Treatment of Income from Cancellation of Indebtedness. Notwithstanding anything in this Agreement to the contrary, for any Taxable Period, a reduction in Tax Attributes resulting from the application of Treasury Regulation § 1.1502-28 shall not give rise to a payment or reimbursement obligation under this Agreement.

Section 2.04 Pre-IPO Tax Attributes. Notwithstanding anything in this Agreement to the contrary, no payment liability shall arise as a result of any use by the Parent Group in any Taxable Period of net operating losses, capital losses and business credits (excluding, for the avoidance of doubt, any depreciation, deferred intercompany transactions and intercompany obligations under Treasury Regulation § 1.1502-13) attributable to the Chewy Group (determined in accordance with Treasury Regulation § 1.1502-21) for any Taxable Period (or portion thereof) ending on or prior to the IPO Date, determined as if a “closing of the books” occurred (and any relevant Taxable Periods ended) at the end of the IPO Date.

Section 2.05 Estimated Tax Payments. The provisions of Sections 2.02—2.04 shall be applied to determine the allocation of responsibility for the amount of any estimated U.S. federal income tax payments (including quarterly or extension payments, as the case may be) required to be made by the Parent Consolidated Group. Any amounts paid hereunder in connection with any estimated Tax payment shall be treated as a credit against any final payment obligation due under Section 2.02. To the extent amounts paid hereunder in connection with any estimated Tax payments exceed any final payment obligation due under Section 2.02, such excess amount shall be refunded pursuant to Section 3.02.

Section 2.06 Calculations; Timing.

(a) Calculations. For each Taxable Period beginning after the date of the IPO, a schedule (the “Schedule”) shall be prepared by PetSmart showing in reasonable detail PetSmart’s application of Sections 2.02—2.04, including any payment obligations owed under Sections 2.07 and 3.02, and taking into account any payments made under Section 2.05.

(b) Payment. If any payment obligation of a Party is reflected on the Schedule, and a cash payment is owed to the applicable Taxing Authority with respect to such Taxable Period, then such payment as reflected on the Schedule shall be made in accordance with Section 2.06 to the applicable Party at least five (5) days prior to the Due Date of the applicable Tax Return (or, if later, within ten (10) days after the receipt of the Schedule). Except as otherwise provided herein, all other payments to be made pursuant to this Agreement shall be made within fifteen (15) days of written notice of a request for payment by (or on behalf of) the applicable Party, which notice shall be accompanied by a computation of the amount due. If any payment required to be made pursuant to this Agreement is not made when due, such payment shall bear interest at the prevailing long-term applicable federal rate compounded monthly as determined under Section 1274 of the Code.

Section 2.07 Adjustments. If, as a result of a Final Determination, there is an Adjustment, then a payment shall be made by the applicable Party to the other Party in the amount of the net difference (if any) between the amounts previously paid by the first Party pursuant to this Agreement with respect to any Taxable Period(s) directly or indirectly affected by the Adjustment, on one hand, and the amount that would have been paid by such Party under this Agreement with respect to such Taxable Period(s) had the Tax Return(s) for such Taxable Period(s) been prepared in accordance with such Adjustment; plus an additional amount to account for any interest or penalties imposed by the applicable Taxing Authority as a result of such Adjustment.

Section 2.08 Non-U.S. Federal Income Taxes. To the extent practicable as determined by PetSmart in its reasonable discretion, responsibility for any Tax other than U.S. federal income Tax that is not a Chewy Separate Tax Liability or Parent Separate Tax Liability shall be determined in accordance with the principles of Section 2.02—Section 2.07, giving appropriate consideration to any differences in the application and determination of the applicable Tax, on one hand, and U.S. federal income Tax, on the other hand.

ARTICLE III

Section 3.01 Tax Return Preparation.

(a) Consolidated Returns. PetSmart shall prepare and file, or cause to be prepared and filed, all Tax Returns that include any Chewy Group Member and are required to be filed on a consolidated, combined, or unitary basis with any Parent Group Member, and shall be responsible for remitting (or causing to be remitted) to the applicable Taxing Authority all Taxes shown as due on such Tax Returns (including Taxes for which the Chewy Group Members are responsible pursuant to this Agreement).

(b) Separate Returns. PetSmart shall prepare and file, or cause to be prepared and filed, all Tax Returns related to Parent Separate Tax Liabilities, and shall be responsible for remitting (or causing to be remitted) to the applicable Taxing Authority all Taxes shown as due on such Tax Returns. Chewy shall prepare and file, or cause to be prepared and filed, all Tax Returns related to Chewy Separate Tax Liabilities, and shall be responsible for remitting (or causing to be remitted) to the applicable Taxing Authority all Taxes shown as due on such Tax Returns.

(c) Right to Review.

(i) In the case of any Tax Return described in Section 3.01(a) PetSmart shall provide (or shall cause to be provided) a draft of such Tax Return and the applicable Schedule to Chewy for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or a property Tax Return, at least ten (10) days prior to such Due Date. PetSmart shall consider in good faith any reasonable comment received from Chewy at least five (5) days prior to the Due Date for such Tax Return.

(ii) In the case of any Income Tax Return or other material Tax Return prepared by Chewy pursuant to Section 3.01(b), Chewy shall provide a draft of such Tax Return to PetSmart for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, at least ten (10) days prior to such Due Date. Chewy shall consider in good faith any reasonable comment received from PetSmart at least five (5) days prior to the Due Date for such Tax Return.

(iii) The Parties shall negotiate in good faith to resolve all disputed issues with respect to Tax Returns prepared pursuant to this Section 3.01. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article 6. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or pursuant to Section 6.01) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by the respective Party, and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(iv) In the event any of the time periods set forth in Section 3.01 are determined to be insufficient to adequately comply with relevant Tax filing obligations while providing the Parties a commercially reasonable period of time to review materials they are otherwise entitled to review under Section 3.01, then the Parties shall mutually agree to an adjustment to the applicable time periods to permit such compliance and a commercially reasonable period of time to review such materials.

Section 3.02 Refunds.

(a) Parent shall be entitled to all Refunds of Taxes for which (i) Parent or any Parent Group Member is responsible pursuant to Section 2.02 or Section 2.08; (ii) which relate to any Parent Separate Tax Liability; or (iii) which relate to any Taxable Period ending on or prior to the IPO Date. Chewy shall be entitled to all Refunds of Taxes for which Chewy or any Chewy Group Member is responsible pursuant to Section 2.02 or Section 2.08 or which relate to any Chewy Separate Tax Liability (other than any Refund relating to any Taxable Period ending on or prior to the IPO Date).

(b) A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay to the other Party the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund (or, in the case of any Refund received in the form of a credit, within ten (10) days after application of such credit to reduce an amount of Taxes payable).

ARTICLE IV

Section 4.01 Audits.

(a) The Party that is responsible for preparing and filing an applicable Tax Return pursuant to Section 3.01 (the “Controlling Party”) shall have sole responsibility for, and control over, any Tax Proceeding relating to such Tax Return; provided however that PetSmart shall be the Controlling Party with respect to (i) any Tax Proceeding that could reasonably be expected to affect Tax Attributes of the Chewy Group described in Section 2.04 and (ii) any Taxable Period beginning before the date of the IPO.

(b) In the case of any Tax Proceeding described in Section 4.01(a) that would reasonably be expected to adversely affect any Tax liability or liability under this Agreement of a Party not in control of such Tax Proceeding (a “Non-Controlling Party”), the Controlling Party shall provide notice to such Non-Controlling Party within fifteen (15) days after receiving notice of such Tax Proceeding; provided that any failure to provide such notice shall not affect the obligations of such Non-Controlling Party with respect to Taxes addressed by such Tax Proceeding except to the extent such Non-Controlling Party is materially prejudiced by such failure. With respect to any such Tax Proceeding, (i) the Non-Controlling Party shall be entitled to participate in any such Tax Proceeding (at its sole expense, to the extent expenses are not otherwise allocated pursuant to this Agreement or another agreement), (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult in good faith with the Non-Controlling Party with respect to any issue relating to such Tax Proceeding that is reasonably expected to materially affect the Non-Controlling Party, (iii) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to the applicable Taxing Authority with respect to such Tax Proceeding prior to such sending, and shall consider in good faith any comments provided by the Non-Controlling Party with respect thereto and (iv) any disputes arising under this Section 4.01 shall be resolved in accordance with Article VI.

(c) At the request of the Controlling Party, the Non-Controlling Parties shall take (and shall cause its subsidiaries to take) any action (e.g., executing a limited power of attorney) that is reasonably requested by the Controlling Party in order for the Controlling Party to handle, conduct, or settle the Tax Proceeding. Each Party shall assist the other Parties in taking (or causing to be taken) any remedial actions that are necessary or desirable to minimize the effects of any Adjustment made by any Taxing Authority. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable out-of-pocket costs actually incurred by the Non-Controlling Party in complying with this Section 4.01(c). The Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Proceeding, if the Non-Controlling Party fails to provide assistance in accordance with this Section 4.01(c), to the extent such additional Taxes are directly attributable to the Non-Controlling Party’s failure to provide such assistance.

ARTICLE V

Section 5.01 Cooperation: Tax Information.

(a) Chewy shall, and shall cause each Chewy Group Member to, cooperate with Parent and PetSmart in the preparation and filing of Tax Returns, as described in Article III, or in the conduct of Tax Proceedings, as described in Article IV, including by maintaining such books and records and providing on a timely basis such information as may be necessary or useful in the filing of such Tax Returns or the conduct of such Tax Proceedings and executing any documents, providing any further information and taking any actions which Parent may reasonably request in connection therewith.

(b) If any Chewy Group Member fails to provide any information reasonably requested pursuant to this Article V on a timely basis, then Parent shall have the right to engage the Accounting Firm to gather such information. Chewy agrees to permit the Accounting Firm full access to all Tax Returns and other relevant information in the possession of any Chewy Group Member during reasonable business hours, and to reimburse or pay directly all costs and expenses incurred in connection with such engagement of the Accounting Firm.

(c) Parent shall, and shall cause each Parent Group Member, to cooperate with Chewy in the preparation and filing of Tax Returns, as described in Article III, or in the conduct of Tax Proceedings, as described in Article IV, including by maintaining such books and records and providing on a timely basis such information as may be necessary or useful in the filing of such Tax Returns or the conduct of such Tax Proceedings and executing any documents, providing any further information and taking any actions which Chewy may reasonably request in connection therewith.

(d) If any Parent Group Member fails to provide any information reasonably requested pursuant to this Article V on a timely basis, then Chewy shall have the right to engage the Accounting Firm to gather such information. Parent agrees to permit the Accounting Firm full access to all Tax Returns and other relevant information in the possession of any Parent Group Member during reasonable business hours, and to reimburse or pay directly all costs and expenses incurred in connection with such engagement of the Accounting Firm.

Section 5.02 Retention of Records. Chewy agrees to retain, and cause each Chewy Group Member to retain, the appropriate records which may affect the determination of the Tax liability of any Parent Group Member until such time as there has been a Final Determination or the applicable statute of limitations has expired with respect thereto. Any Chewy Group Member intending to destroy any such materials, records, or documents relating to Taxes of any Parent Group Member shall provide Parent with ninety (90) days advance notice and the opportunity to copy or take possession of such materials, records and documents. Parent agrees to retain, and cause each Parent Group Member to retain, the appropriate records which may affect the determination of the Tax liability of any Chewy Group Member until such time as there has been a Final Determination or the applicable statute of limitations has expired with respect thereto. Any Parent Group Member intending to destroy any such materials, records, or documents relating to Taxes of any Chewy Group Member shall provide Chewy with ninety (90) days advance notice and the opportunity to copy or take possession of such materials, records and documents.

ARTICLE VI

Section 6.01 Interpretation of Agreement and Resolution of Disputes.

(a)	Technical Matters.

(i) In the event of any dispute among the Parties as to the application of Sections 2.02-2.05, 2.07, and 2.08, such dispute shall be negotiated in good faith between the Parties.

(ii) In the event the Parties are unable to resolve any such dispute, PetSmart shall, in good faith using reasonable discretion, finally determine any such matter (A) while Parent (or the direct or indirect majority owners of Parent as of the date of this Agreement) directly or indirectly has Control of Chewy or (B) with respect to any Taxable Period of which Parent (or the direct or indirect majority owners of Parent) directly or indirectly has or had Control of Chewy.

(iii) For disputes not addressed by Section 6.01(a)(ii), the Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

(b)	Interpretation of Other Agreement Provisions.

(i) In the event of any dispute among the Parties as to other provisions in this Agreement (excluding, for the avoidance of doubt, the application of

Sections 2.02-2.05, 2.07, and 2.08 as provided by Section 6.01(a)), such dispute shall be negotiated in good faith between the Parties.

(ii) In the event the Parties are unable to resolve any such dispute, PetSmart shall, in good faith using reasonable discretion, finally determine any such matter (A) while Parent (or the direct or indirect majority owners of Parent as of the date of this Agreement) directly or indirectly has Control of Chewy or (B) with respect to any Taxable Period of which Parent (or the direct or indirect majority owners of Parent) directly or indirectly has or had Control of Chewy.

(iii) For disputes not addressed by Section 6.01(b)(ii), such dispute shall be settled by binding arbitration in the state of Delaware or another location mutually agreeable to the parties. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses and reasonable attorneys’ fees.

Section 6.02 Miscellaneous.

(a) Term of the Agreement. This Agreement shall become effective as of the date of its execution and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

(b) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

(c) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unforeseeable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

(d) Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the advance written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(e) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any Taxing Authority, governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

(f) Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any Person other than the parties hereto, their respective successors and permitted assigns, and any entity that subsequently becomes a Parent Group Member, PetSmart Group Member or Chewy Group Member.

(g) Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement, nor the consent to any departure by the parties therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(h) Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

(i) Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, the performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(j) Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any arbitration or legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

(k) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(l) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

(m) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally or sent by registered mail, postage prepaid, or by e-mail to:

PetSmart at:

ASchnaid@PetSmart.com Attn: Alan Schnaid
Chewy at:

mmarte@chewy.com Attn: Mario Marte
Parent at:

ASchnaid@PetSmart.com Attn: Alan Schnaid

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice delivered personally or given by telegram shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five (5) days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

(n) Costs and Expenses. Unless otherwise specifically provided herein, each Party agrees to pay its own costs and expenses resulting from the exercise of its respective rights or the fulfillment of its respective obligations hereunder.

(o) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware without regard to any choice or conflict of laws, rules or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

ARGOS INTERMEDIATE HOLDCO I INC.

By:	/s/ Alan M. Schnaid

Name:	Alan M. Schnaid

Title:	President and Chief Financial Officer

PETSMART, INC.

By:	/s/ Alan M. Schnaid

Name:	Alan M. Schnaid

Title:	President and Chief Financial Officer

CHEWY, INC.

By:	/s/ Susan Helfrick

Name:	Susan Helfrick

Title:	General Counsel